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EXHIBIT 10.5

PENGE CORP                                  1930 Village Center Circle 3
                                            Suite 446
                                            Las Vegas, NV 89134
                                            702-562-3176      Kirk Fischer
                                            801-541-9543      KC Holmes


March 5, 2003




Hi Roger,

Per our conversation yesterday here is a consulting agreement like we talked about




            CONSULTING AGREEMENT BETWEEN ROGER MAJOR AND PENGE CORP.

Penge Corp would like to hire Roger Major on an ongoing basis to consult with Penge Corp related to Tree Farm and other business opportunities for approximately 500 hours a year. This lime is flexible and is primarily intended to be used as strategy, information and relationship introduction time.

Penge Corp agrees to pay Roger Major $1,000 a month consulting fee beginning April 1st, 2003. Either party can cancel this consulting fee with 30 days written notice.

Penge Corp agrees to pay 150,000 shares of Penge common stock as a consulting signing bonus on April 1st, 2003. Penge Corp agrees that on or before April 15th, 2004 Roger will be able to sell the shares on the open market to cover $30,000 worth of personal taxes. If Roger is unable to sell the shares on the open market then Penge Corp agrees to purchase the 150,000 shares for $30,000 before April 15th, 2004.

[HANDWRITTEN] *CHANGED TO 150,000 @ .10 = $15,000 ON 2/1/04


Roger Major                                Kirk Fischer, Penge Corp



/S/  Roger Major                           /S/ Kirk Fischer
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Date     March 5, 2003                     Date     March 5, 2003
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